Exhibit 35.2

WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.

OFFICER’S CERTIFICATE
ANNUAL STATEMENT OF COMPLIANCE

            I, Barbara Campbell, an authorized officer of Washington Mutual Mortgage Securities Corp. (the “Administrative Agent”), do hereby certify to WaMu Asset Acceptance Corp. (the “Depositor”) and Washington Mutual Bank (the “Servicer”), pursuant to the Amended and Restated Administrative Agent Agreement dated as of February 1, 2005 (the “Servicing Agreement”) by and between the Servicer, and the Administrative Agent the following with respect to Washington Mutual Mortgage Pass-Through Certificates WaMu Series 2006-AR5 Trust for the 2006 fiscal year  (the “Relevant Year”):

1.         A review of the activities of the Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2.         To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year, except as set forth in paragraph 3 below.

3.         Servicing fees in excess of the amounts provided for under the Servicing Agreement were subtracted from the funds remitted to investors on the July 2006 distribution date, resulting in an underpayment of interest to most certificateholders.  The interest shortfall was remitted to the applicable trustee within 8 days of the distribution date and a corrected distribution report was made available to investors on August 2, 2006 and was timely filed with the Securities and Exchange Commission.

Dated as of March 15, 2007.

__/s/ Barbara Campbell________________ Name: Barbara Campbell Title: First Vice President